UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2001

                              NUTEK, INC.
         (Exact name of Registrant as specified in charter)


         Nevada                       0-29087          87-0374623
(State or other jurisdiction        (Commission       (I.R.S. Employer
     of incorporation)               File Number)      Identification)


1110 Mary Crest Road, Henderson, NV                   89014
 (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:   (702) 567-2613

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ITEM 2. Acquisition of Assets

On July 2, 2001, the Registrant commenced negotiations with Datascension Inc., with a view of acquiring 100% of the issued and outstanding stock of Datascension. It was agreed that until a deal was struck, all negotiations would remain confidential, as any news released might effect the market for the shares of the Registrant in a manner that might be detrimental to the shareholders of the Registrant should the proposed purchase not be consummated.

On September 27, Registrant completed due diligence and accepted Agreement dated July 2, 2001, for the sum of $2,200,000. The terms of the transaction were as follows:

1) Consideration for the purchased assets listed below was restricted common shares of the Registrant's common stock, based on a fair market value of the average trading price of Registrants stock for the five trading days prior to September 27, 2001. The common shares will be restricted and legend bearing subject to Rule 144 (k),starting as of September 27, 2001 for a minimum period of one year.

2)    The purchased assets consist of:

      a )   100% ownership of Datascension Inc.
      b )   $800,000.00 of fixed assets
      c )   Approx $650,000.00 in outstanding receivables
      d )   Approx $110,000.00 cash in bank accounts
      e )   There are no liabilities being assumed as company is debt free.
      f )   The employment of approx 210 employees

DESCRIPTION OF THE ASSETS ACQUIRED

A)    DATASCENSION INC.

Datascension Inc., a California corporation, is a premier data solutions company representing a unique expertise in the collecting, storage, processing and interpretation of data. Datascesnion's telephone facility has 170 CATI interviewing stations, employing over 200 telephone interviewers

PRODUCTS AND SERVICES

The existing business Datascension, Inc., is doing business in California. The current business involves the following:

Telephone Interviewing (CATI or Paper)
Currently, Datascension's telephone facility has 170 CATI interviewing stations, employing over 200 telephone interviewers. Datascension's current client base will enable them to conduct more than 300,000 interviews during 2001 with consumers, retailers, businesses, and executive-level interviews.

Internet Data Collection
Datascension has a full time programming staff which is experienced in designing all types of web surveys and data collection sites. Datascension 's programmers are also well versed in creating web panels.

Database Engineering
Datascension has the expertise to create the smallest database to the most complex full relational database. Datascension 's database software allows the

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end user to connect to Datascension 's system via the Internet and run reports, pull data with relatively no training. Datascension 's programmers have created relational databases for fortune 1000 companies all the way down to small flat files for small market research companies. Datascension can provide NCOA, address standardization, mailing labels, etc. to help clients better manager direct marketing campaigns.

Data Storage
Datascension employs large disk storage hardware for short and long term document/file archive and retrieval.

Document Processing
Datascension has developed expertise in data value which ensures the greatest care in their document processing services. These include, clerical handling of documents, coding, data entry, scanning and storage.

Data Reporting & Mining
Datascension programs banners using the latest version of Quantum (SPSS) tabulation software and has extensive experience in handling most types of data (ASCII, flat file, CSV, etc).

Inbound Customer Service
Datascension 's expertise in handling customer service calls ranges from the Automotive industry to the garbage disposal industry.

SUMMARY

Registrant felt the two company's were complimentary in their business purpose as Registrant is about to launch it's Tekplate product through direct response television commercials. The purchase of Datascension will result in significant savings for Registrants in bound telephone calls, order processing and fulfillment. Registrant intends to market additional products in the future through direct response television commercials resulting in additional savings to registrant on in-bound telephone calls. Datascension currently has annual revenues of approximately $3,000,000.00 with EBIT earnings of approximately 10%.

Current Litigation

Datascension Inc., has no litigation pending.

Datascension's Mission

Datascension is the premier data solutions company. They represent a unique expertise in the collecting, storage, processing and interpretation of data. The Datascension Executive team boasts over 30 years of successful experience in developing and implementing client solutions. They boast an extensive list of satisfied customers with emphasis and commitment to absolute customer service, quality assurance and on-time project management. Their commitment to the development and utilization of the latest technologies ensure their clients future compatibility and scalability.


ITEM 7

Financial Statements and Exhibits

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(a)    Financial Statements of Business Acquired

All audited statements will be filed within 60 days of the date of this Current Report and included in Registrants 10Q filing for the third quarter.

(c)    Exhibits

10.    Purchase Agreement

27.    Financial Data Schedule:

The Financial Data Schedule will be filed within 60 days of the date of this Current Report and included in Registrants 10Q filing for the third quarter.

SIGNATURES:


Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 5, 2001.

                                Nutek, Inc.


                                By:/s/Murray N. Conradie
                                _____________________
                                Murray N. Conradie, President/CEO